As filed,  via EDGAR,  with the  Securities  and Exchange  Commission on
                                  June 4, 1999.

                                  SCHEDULE 14A
                                 (Rule 14a-101)
                     INFORMATION REQUIRED IN PROXY STATEMENT
                            SCHEDULE 14A INFORMATION
                Proxy Statement Pursuant to Section 14(a) of the
                         Securities Exchange Act of 1934

      Filed by the registrant  [_]

      Filed by a party other than the registrant [X]

      Check the appropriate box:

     [_]  Preliminary proxy statement

     [_] Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2)

     [_]  Definitive proxy statement

     [_]  Definitive additional materials

     [X]  Soliciting material pursuant to Rule 14a-11(c) or Rule 14a-12


                       PALOMAR MEDICAL TECHNOLOGIES, INC.
                (Name of Registrant as Specified in Its Charter)

  THE MONTEREY STOCKHOLDERS GROUP LLC, MARK T. SMITH, THE ROCKSIDE FOUNDATION,
             LOGG INVESTMENT RESEARCH, INC., THOMAS O'BRIEN and THE
                          R. TEMPLETON SMITH FOUNDATION
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)


Payment of filing fee (Check the appropriate box):


     [X]  No fee required.

     [_] Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

          (1)  Title of each class of securities to which transaction applies:

          (2)  Aggregate number of securities to which transaction applies:

          (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11:

          (4)  Proposed maximum aggregate value of transaction:

          (5)  Total fee paid:

     [_]  Fee paid previously with preliminary materials.

     [_] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

          (1)  Amount previously paid:

          (2)  Form, schedule or registration statement no.:

          (3)  Filing party:

          (4)  Date filed:

                       THE MONTEREY STOCKHOLDERS GROUP LLC


Dear Palomar Stockholder:

     The Monterey Stockholders Group LLC is engaging in a proxy contest for the election of its nominees as the directors of Palomar Medical Technologies, Inc. on June 23, 1999. Monterey is running this contest because it does not believe that the Company's Board is committed to increasing stockholder value in both the near and long term. Monterey's candidates are committed to formulating a strategic plan designed to address the Company's disappointing market value reflected by its depressed stock price.


     [CHART OF PALOMAR COMMON STOCK PRICES FROM JUNE 1996 THROUGH MAY 1999]

     Note: The chairman of the present board became a director in February 1997.
           Two other current directors assumed office in June 1997, and the remaining current director assumed office in November 1997. Members of Monterey began purchasing stock in December 1997.

     WHO IS MONTEREY?

     Monterey represents a group led by Mr. Mark Smith, which is the Company's single largest stockholder. The group's holdings of over 12% of the Company's common stock is more than 75 times the combined holdings of the Company's current board and management (excluding stock options and warrants).

     WHERE CAN I LEARN ABOUT MONTEREY'S NOMINEES AND ITS PLATFORM?

     Monterey has filed preliminary proxy materials with the Securities and Exchange Commission. An excerpt of these materials, which provides information about the Monterey nominees and platform, is enclosed. The full filing is available at the world wide web site maintained by the SEC at www.sec.gov.

     WHAT SHOULD I DO NOW?

     Read Monterey's preliminary proxy materials. Wait for Monterey's definitive proxy materials and proxy card, which will be mailed to you as soon as possible.

                DO NOT RETURN THE WHITE PROXY CARD THAT MAY HAVE
                      BEEN FURNISHED TO YOU BY MANAGEMENT.
                      WAIT FOR MONTEREY'S BLUE PROXY CARD.

     WHO CAN I CALL IF I HAVE QUESTIONS?

     Please call our proxy solicitor MacKenzie Partners, Inc. at (800) 322-2885 (toll free).

     We look forward to your support.

June 4, 1999

              PRELIMINARY COPY, SUBJECT TO COMPLETION, JUNE 1, 1999


                         MONTEREY NOMINEES FOR DIRECTORS

     Mark T. Smith, age 45, is currently the President and Chief Operating Officer of Oakwood Laboratories, L.L.C., located in Oakwood, Ohio. Oakwood is a pharmaceutical and drug development company founded in April 1997 as Ben Venue Therapeutics, LLC to commercialize technologies licensed from universities and other research institutions. From February 1997 to December 1997, Mr. Smith was Director of Business Development of Ben Venue Laboratories, Inc., Bedford, Ohio, a privately owned generic and proprietary drug manufacturer and marketer. From October 1991 to February 1997 his title was Manager of Business Development. In such capacities, Mr. Smith initiated and shared responsibility for the development of a five-year plan to develop and market generic and proprietary products, and was responsible for the in-licensing of patented products and technologies and the management of their commercial development. Mr. Smith contributed significantly to changing the focus of the company from contract manufacturing to product marketing, as a result of which the company increased in value from approximately $50 million to in excess of $500 million at the time of its sale in 1997. In April 1997 he became President of Ben Venue Therapeutics, LLC, which subsequently was spun off from Ben Venue Laboratories, Inc. and changed its name to Oakwood Laboratories, L.L.C. Mr. Smith has an M.B.A. from the Stanford University Graduate School of Business (1980) and a
B.A. from Harvard College (1976). Mr. Smith's business address is 7670 First Place, Oakwood, OH 44146.

     George F. Murphy, Jr., age 50, is the Chairman and Chief Executive Officer of AviGenics, Inc., the leading avian transgenesis animal company which he founded in 1996. He is also a General Partner of Taraval Associates Seed Capital Fund ("TASCF"), located in Menlo Park, California. TASCF is a venture capital fund currently raising $25 million to invest in start-up and early-stage life sciences companies. Mr. Murphy has extensive experience in the management of early-stage ventures and in technology transfer, both as a founder and manager of technology-driven companies and as a technology licensing professional. From 1989 through 1998, he was the owner of Taraval Associates, which provided new venture development services to technology-based companies, primarily in the life sciences area. In 1993 he assisted in the formation of Full Spectrum, Inc., an Iowa-based manufacturer of peripherals for medical lasers. In 1991 he managed a technology acquisition program for LaserScope, Inc., a public company, focusing on licensing opportunities to complement that company's product portfolio and internal development programs. Mr. Murphy has served as the director and significant equity owner of several privately-held companies involved in life sciences, including several companies involved in the commercialization of transgenic animals. Mr. Murphy received an M.B.A. from the Stanford University Graduate School of Business (1980) and a B.Sc. in Chemical Engineering from Cornell University (1975). Mr. Murphy's business address is 845 Oak Grove Avenue, Suite 220, Menlo Park, CA 94025.

     Jay  Delahanty,  age 49, is the  President  of  DelTech  Management,  Inc.,
located  in  Dedham,  Massachusetts.  DelTech  is a  venture  capital  and money management firm specializing in early stage high tech companies with approximately $ 7 million under management. DelTech manages some funds of The Rockside Foundation and The R. Templeton Smith Foundation, which are members of Monterey. Mr. Delahanty and his firm also provide management, strategic partnering and fund raising consulting services to emerging high tech companies. He is currently the director of five private, development stage companies. From 1981 through 1992, Mr. Delahanty was a General Partner of One Liberty Ventures (formerly Morgan, Holland Ventures), a $100 million venture capital partnership located in Boston, Massachusetts. He started his career at Arthur D. Little, Inc. in San Francisco, California and Cambridge, Massachusetts, where he worked as a consultant in the mechanical engineering section and the chemical management section. Mr. Delahanty received an M.B.A. from the Stanford University Graduate School of Business (1976) and a B.S. and M.S. in mechanical engineering from the Massachusetts Institute of Technology (1972). Mr. Delahanty's business address is 280 Bridge Street, Suite 202, Dedham, MA 02026.

     Michel D. Marks, age 49, is the Chairman Emeritus of the New York Mercantile Exchange (the "NYMEX"), New York, New York, and served as its Chairman from 1978 to 1987. During that time, he was the youngest person ever to head a futures market in the United States and led a major reorganization and turnaround. At the time of his retirement, the NYMEX was the third largest futures exchange in the world. Mr. Marks is currently a private investor, teacher and consultant. He is the Chairman of the Board of Parris Securities Corporation, a New York investment firm, and President of Silibis Corporation, a privately held firm which provides consulting services in corporate strategy and therapy. Mr. Marx received a B.A. from Princeton University. His business address is P.O. Box 51, Rumson, NJ 07760.

                 MONTEREY'S PLAN FOR ENHANCING STOCKHOLDER VALUE

     Affiliates of Monterey have offered suggestions to management about actions that could improve long-term profitability in a competitive industry with a view towards increasing stockholder value. As the largest equity holders in the Company, the members of Monterey have witnessed with dismay the steady decline in the price of the Company's common stock. The members of Monterey have concluded that the Board has not earned the confidence or attention of the marketplace. Monterey believes that the cosmetic laser industry in which the Company is active has significant opportunities and that the Company has superior technology and resources to capture those opportunities for the benefit of stockholders. Monterey also believes that the current Board is not properly focused on utilizing the Company's resources to increase stockholder value in the near term. If its nominees are elected, Monterey expects that the new Board will take the following actions to redirect the Company's business towards profitability and enhanced stockholder value:

o Commence a review of operations, technology and business opportunities with the assistance of an expert consultant with experience in the laser industry. Monterey expects that the new Board will promptly retain a management and operations consultant with an engineering background to undertake a thorough review of the Company's technology and operations. The consultant would assist the Board in formulating short term and long term strategic goals for the Company and would make specific recommendations for effective utilization of technology, an improved sales and marketing program, appropriate levels of research and development and allocation of key management responsibilities. Monterey anticipates that the consultant would draw on business models and experience in the related field of laser surgery for vision correction, which has grown significantly in recent years. Monterey anticipates that the new Board will retain existing management pending the conduct of the strategic review.

o Undertake an immediate review of the Company's overhead expenses. Monterey is of the view that the Company's costs remain excessive. Based upon publicly available information about the Company, Monterey believes that the Company's costs and administrative overhead can be meaningfully trimmed without adversely affecting the Company's business or prospects.

o Commence an aggressive, well-conceived and disciplined share repurchase program. Monterey believes that, at the currently depressed prices, the Company's common stock is undervalued. Accordingly, Monterey expects that the new Board would use a portion of the Company's cash available as a result of the sale of its Star business to undertake a significant, disciplined stock repurchase program. Such a program would provide market liquidity for those stockholders who wish to sell their stock, and would enhance value for stockholders who are longer term investors in the Company. The members of Monterey do not currently expect to participate in a stock repurchase program, although they reserve the right to change their intention.

o Capitalize on valuable technology. Monterey believes that the Company's most valuable asset is its superior technology. Key technologies should be exploited at the lowest cost, and licensing out such promising technologies to competitors or to other third parties is not necessarily the best approach to building long term stockholder value. Monterey expects that the strategic review referred to above will address the issue of how best to develop the Company's key technologies.

o Improve communications with the market. Monterey believes that the Company has not maintained effective communication with the investment community and that as a result the Company has been undervalued in the market. In particular, the current Board has not been successful in conveying to investors the significance of the Company's technology and the prospects for growth and development in the Company's industry. Monterey expects that the new Board will make investor relations and concerns a priority, with a view to enhancing market realization of the Company's value.

     All four Monterey nominees have substantial experience in operating in, evaluating and investing in technology-based companies. Mark Smith oversaw the growth of a private pharmaceutical manufacturing company from approximately $50 million in value to approximately $500 million in value in the course of only six years. George Murphy has been a technology consultant for over ten years, has served on numerous boards and has experience in the laser industry. Jay Delahanty has managed multi-million dollar technology investments for a large venture capital fund, has significant board experience with technology companies and has advised growth companies in management and strategic partnering issues. Michel Marks was the youngest Chairman of the New York Mercantile Exchange, and in his tenure of almost ten years supervised its growth to the third largest commodities exchange in the world. Three of the nominees have graduate degrees in business administration. In addition to their advanced business degrees, Messrs. Murphy and Delahanty have superior academic backgrounds in science. All of the Monterey nominees have demonstrated their ability to grow businesses and create long term value. Collectively, the Monterey nominees bring to the Company seasoned expertise in a wide variety of business environments and market climates.

     Stockholders need to decide which slate of nominees is best suited to implementing both short-term and long-term strategies focusing on the creation and maintenance of stockholder value. Monterey believes that its nominees have the experience and the track record that justify your vote and confidence.

                   CERTAIN INFORMATION CONCERNING PARTICIPANTS

     The following is a list of the names and stockholdings, if any, of persons who may be deemed to be "participants" in Monterey's solicitation with respect to the Company's annual meeting. These stockholdings reflect a one for seven reverse share split recently effected by the Company, as reflected in its Report on Form 10-Q for the period ended March 31, 1999: Mark Smith (359,022 shares of Common Stock and 171,429 warrants to purchase shares of Common Stock at an exercise price of $21 per share); The Rockside Foundation (515,515 shares of Common Stock and 257,143 warrants to purchase shares of Common Stock at an exercise price of $21 per share); The R. Templeton Smith Foundation (430,829 shares of Common Stock); Logg Investment Research, Inc. (858 shares of Common Stock); Thomas O' Brien (2,586 shares of Common Stock); and Messrs. Murphy, Delahanty and Marks, none of whom own any of the Company's securities.